Exhibit 4

DESCRIPTION OF REGISTRANT’S COMMON STOCK

The following is a summary of the material rights of our common stock, the sole class of our securities registered under Section 12 of the Exchange Act. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K.

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of shares of any class or series of our stock are determined and specified as greater or lesser than one vote per share in the manner provided by our articles of incorporation. Our common stock does not entitle holders thereof to pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.